Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-126447 and 333-138888) and on Form S-8 (No. 333-91141, 333-54118, 333-74920, 333-122806 and 333-141185) of Plains All American Pipeline, L.P. of our report dated March 7, 2008 relating to the consolidated balance sheet of PAA GP LLC, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
Houston, Texas
March 7, 2008